Exhibit 3.1

AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
PLANTRONICS, INC.

The Amended and Restated Bylaws of Plantronics, Inc. are hereby amended as follows:

1.ARTICLE 2, Section 12, Advance Notice of Stockholder Business, second paragraph, has been amended to revise the advance notice requirements by which a stockholder may propose business in connection with an annual meeting of stockholders as follows: “To be timely, a stockholder’s notice must be delivered or mailed not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting;…”. Except as modified hereby, the other provisions of Section 12 remain unmodified and in full force and effect.
2.ARTICLE 2, Section 16, Proxy Access for Director Nominations, set forth below is hereby added in its entirety.
“16. Proxy Access for Director Nominations
(a)Subject to the terms of this Section 16, the corporation shall include in its proxy statement and form of proxy card (together, the “Proxy Materials”) for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the board of directors by a stockholder that satisfies, or by a group of no more than twenty (20) stockholders that satisfy, the requirements of this Section 16 (such stockholder or group of stockholders, including each member thereof to the extent the context so requires, an “Eligible Stockholder”), and that expressly elects at the time of providing the notice required by this Section 16 (the “Nomination Notice”) to have its nominee included in the Proxy Materials pursuant to this Section 16. In the event that an Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these bylaws shall apply to each member of such group, except that the Required Shares (as defined below) shall apply to the ownership of the group in the aggregate.
(b)To validly submit a Nomination Notice, an Eligible Stockholder must have owned continuously for at least three (3) years that number of shares of common stock of the corporation as of most recent date for which the number of outstanding shares of common stock of the corporation is disclosed in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice as shall constitute three percent (3%) or more of the outstanding common stock of the corporation (the “Required Shares”). In addition, such Eligible Stockholder must continue to hold the Required Shares through the date of the annual meeting of stockholders or any adjournment or postponement thereof.
(i)For purposes of satisfying the foregoing ownership requirement under this Section 16:
A.the shares of common stock of the corporation owned by one or more stockholders, or by the person or persons who own shares of the common stock of the corporation and on whose behalf any stockholder is acting, may be aggregated, but the number of stockholders and other persons whose ownership of shares of common stock of the corporation is aggregated for such purpose shall not exceed twenty (20);
B.two (2) or more funds that are (I) under common management and investment control, (II) under common management and funded primarily by the same employer or (III) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner, provided that such funds otherwise meet the requirements under this Section 16 and, provided, further, that such funds provide to the secretary of the corporation documentation reasonably satisfactory to the board of directors that demonstrates that the funds satisfy this Section 16(b)(i)(B); and
C.no stockholder or person may be a member of more than one (1) group of persons constituting an Eligible Stockholder under this Section 16.
For avoidance of doubt, a stockholder may withdraw from a group of stockholders at any time prior to the annual meeting of stockholders or any adjournment or postponement thereof. If, as a result of such withdrawal, the Eligible Stockholder no longer owns the Required Shares, then all nominations by such Eligible Stockholder shall be disregarded.
(ii)For purposes of this Section 16:
A.an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the corporation as to which the stockholder possesses both (I) the full voting and investment rights pertaining to the shares and (II) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with the foregoing clauses (I) and (II) shall not include any shares (a) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed; (b) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or (c) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of either or both of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; or (ii) hedging, offsetting or altering to any degree gain or loss arising from maintaining the full economic ownership of such shares by such stockholder or affiliate;
B.a stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares; and
C.a person’s ownership of shares of common stock of the corporation shall be deemed to continue during any period in which the person has loaned such shares so long as the person has the power to recall such loaned shares on five (5) business days’ notice, and has recalled the loaned shares by the record date of the relevant annual meeting and the person holds the recalled shares through the date of the annual meeting of stockholders or any adjournment or postponement thereof; and
The terms “owned,” “owning,” “ownership” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of common stock of the corporation are “owned” for these purposes shall be determined by the board of directors (or a duly authorized committee thereof) in good faith, and such determination shall be conclusive and binding on the corporation and its stockholders. For purposes of this Section 16, the term “affiliate” shall have the meaning ascribed to it under the General Rules and Regulations under the 1934 Act.
(c)For purposes of this Section 16, the “Required Information” that the corporation will include in its proxy statement is:
(i)    the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the 1934 Act; and
(ii)    if the Eligible Stockholder so elects, a written statement, not to exceed five hundred (500) words, in support of the Stockholder Nominee’s candidacy (the “Stockholder Nominee Statement”).
Notwithstanding anything to the contrary contained in this Section 16, the corporation may omit from the Proxy Materials any information or Stockholder Nominee Statement (or portion thereof) that it, in good faith, (A) believes would violate any applicable law or regulation, (B) determines would directly or indirectly impugn the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person, or (C) determines that such information is not true in all material respects or omits a material statement necessary to make the statements not misleading. Nothing in this Section 16 shall limit the corporation’s ability to solicit or recommend against and include in its Proxy Materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
(d)To be timely, a Nomination Notice and the Required Information must be delivered to or mailed and received by the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 120th day (the “Final Nomination Date”) and not earlier than the close of business on the 150th day prior to the anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement with respect to the preceding year’s annual meeting was first sent to stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which Public Announcement of the date of such meeting is first made by the corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the delivery or receipt of a Nomination Notice and Required Information as described above.
(e) The Nomination Notice shall set forth the following information:
(i)    one or more written statements from the record holder(s) of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date of the Nomination Notice, the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) owns, and has owned continuously for the preceding three (3) years, the Required Shares;

(ii)    the Eligible Stockholder’s agreement to provide, within five (5) business days after (A) the record date for determining stockholders entitled to vote at the annual meeting of stockholders (if, prior to the record date, the corporation (1) has made a public announcement of such record date or (2) sent a written notice of the record date (including by electronic mail) to the Eligible Stockholder) or (B) the date on which the corporation sent to the Eligible Stockholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date), written statements from the record holder and intermediaries verifying the continuous ownership by such Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) of the Required Shares through such record date;
(iii)    the information (including with respect to the Stockholder Nominees of such Eligible Stockholder) that would be required to be set forth in a stockholder’s notice of a nomination for the election of directors pursuant to Article 2, Section 13 of these bylaws;
(iv)    the written consent of each Stockholder Nominee to being named in the corporation’s Proxy Materials as a nominee and to serving as a director if elected;
(v)     a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the 1934 Act, as such rule may be amended;
(vi)    in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination;
(vii)a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent; (B) has not nominated and will not nominate for election to the board of directors at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 16; (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee or a nominee of the board of directors; (D) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation; and (E) intends to own the Required Shares through the first anniversary of the date of the annual meeting of stockholders and
(viii)an undertaking that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) agrees to (A) assume all liability stemming from any actual or alleged legal or regulatory violation arising out of the communications by the Eligible Stockholder, as well as its affiliates, associates and their respective agents and representatives, with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation and indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually for any liability, loss, damages, expenses or other costs (including attorneys’ fees) arising therefrom; (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting of stockholders; and (C) provide to the corporation prior to the annual meeting of stockholders such additional information as reasonably requested by the corporation with respect thereto.

(f)Within the time period specified in this Section 16 for delivering the Nomination Notice, a Stockholder Nominee must deliver to the secretary of the corporation a written representation, in a form deemed satisfactory by the board of directors (or a duly authorized committee thereof), that the Stockholder Nominee:
(i)    is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question;
(ii)    is not and will not become a party to any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee, and is not and will not become a party to any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director; and
(iii)    if elected as a director, will comply with all of the corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement.
At the request of the corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, submit to the secretary of the corporation all completed and signed questionnaires required of the corporation’s directors and officers and provide the corporation with such other information as it shall reasonably request. The corporation may request such additional information as is necessary to permit the board of directors to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the corporation’s common stock is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors (the “Applicable Independence Standards”).
(g)If any information or communication provided by the Eligible Stockholder or the Stockholder Nominee to the corporation or its stockholders ceases to be true and accurate in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, then each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing any such notification shall not be deemed to cure any defect or limit the corporation’s right to omit a Stockholder Nominee from the Proxy Materials as provided in this Section 16.
(h)The Eligible Stockholder (including any person who owns shares of common stock of the corporation that constitute part of the Eligible Stockholder’s ownership for purposes of satisfying the requirements of this Section 16) shall file with the SEC any solicitation with the corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the 1934 Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the 1934 Act.
(i)The corporation shall not be required to include, pursuant to this Section 16, any Stockholder Nominees in its Proxy Materials for any annual meeting of stockholders:

(i)    for which the secretary of the corporation receives a notice that any stockholder has nominated a person for election to the board of directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Article 2, Section 13 of these bylaws and for which the corporation’s board of directors has not elected to have such nominee included in the corporation’s Proxy Materials pursuant to this Section 16;
(ii)    if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in a, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the board of directors;
(iii)    who is not independent under the Applicable Independence Standards, as determined by the board of directors;
(iv)    whose election as a member of the board of directors would cause the corporation to be in violation of these bylaws, its certificate of incorporation, the listing standards of the principal exchange upon which the corporation’s common stock is traded, or any applicable law, rule or regulation;
(v)    who is or has been, within the past three (3) years, an officer or director of, or is presently a nominee for director (or comparable position) at, a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as determined by the corporation’s board of directors;
(vi)    who is or has been, within the past ten (10) years, a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or convicted in such a criminal proceeding;
(vii)who is or has been, within the past ten (10) years, the subject of or a director, officer, or other principal of any entity that was the subject of a bankruptcy or insolvency proceeding;
(viii)who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(ix)    if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined in good faith by the board of directors;
(x)    if such Stockholder Nominee or the applicable Eligible Stockholder otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 16; or
(xi)    if such Stockholder Nominee was nominated for election to the board of directors pursuant to this Section 16 at one of the corporation’s three preceding annual meetings of stockholders and failed at any such annual meeting to receive at least twenty five percent (25%) of the votes cast in favor of such Stockholder Nominee’s election.

Notwithstanding anything to the contrary set forth herein, the board of directors or the chairman of the meeting presiding at the applicable annual meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (x) the Stockholder Nominee(s), the applicable Eligible Stockholder or both shall have breached its or their obligations, agreements or representations under this Section 16, as determined in good faith by the board of directors or the chairman of the meeting presiding at the annual meeting of stockholders; or (xi) the Eligible Stockholder (or a qualified representative thereof) does not appear at the annual meeting of stockholders to present any nomination pursuant to this Section 16.
(j)The maximum number of Stockholder Nominees included in the Proxy Materials with respect to an annual meeting of stockholders (the “Permitted Number”) shall be the greater of (i) two (2) persons and (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 16 or, if such amount is not a whole number, the closest whole number (rounded down) below twenty percent (20%). In the event that (A) one or more vacancies for any reason occurs on the board of directors after the Final Nomination Date but before the date of the annual meeting of stockholders and (B) the board of directors resolves to reduce the size of the board of directors in connection therewith, then the Permitted Number shall be calculated based on the number of directors in office as so reduced. In addition, the Permitted Number shall be reduced by: (1) Stockholder Nominees who the board of directors itself decides to nominate as a nominee at such annual meeting; (2) Stockholder Nominees whose nomination is withdrawn after the corporation has received a Nomination Notice with respect to such Stockholder Nominee; and (3) the number of directors in office as of the Final Nomination Date who had been nominees nominated by a Eligible Stockholder pursuant to this Section 16, or pursuant to Article 2, Section 13 of these bylaws with respect to any of the preceding three (3)annual meetings (including any nominee who had been counted at any such annual meeting pursuant to the immediately preceding clause (2)) and whose reelection at the upcoming annual meeting is being recommended by the board of directors.
In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 16 exceeds the Permitted Number, then each Eligible Stockholder will select one (1) Stockholder Nominee for inclusion in the corporation’s Proxy Materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the common stock of the corporation that each Eligible Stockholder disclosed as owned in its respective Nomination Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee, who satisfies the eligibility requirements in this Section 16, (i) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (ii) thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 16), no other nominee or nominees shall be included in the corporation’s Proxy Materials or otherwise submitted for director election pursuant to this Section 16.
(k)The board of directors (or a duly authorized committee thereof) shall have the exclusive power and authority to interpret the provisions of this Section 16 and make all determinations deemed necessary or advisable in connection with this Section 16. All such actions, interpretations and determinations that are done or made by the board of directors (or a duly authorized committee thereof) shall be final, conclusive and binding on the corporation, the stockholders and all other parties.
For the avoidance of doubt, this Section 16 shall not prevent any stockholder from nominating any person to the board of directors pursuant to and in accordance with Article 2, Section 13 of these bylaws.

However, this Section 16 is the exclusive method for stockholders to include nominees for director in the corporation’s Proxy Materials.”
3.ARTICLE 9, Exclusive Forum, set forth below is hereby added in its entirety.
“ARTICLE 9
EXCLUSIVE FORUM
Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case the Superior Court of the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising under any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or these bylaws or (d) any action asserting a claim governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, then such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.”
4.All other provisions of the Amended and Restated Bylaws shall remain in full force and effect.